Exhibit 5.2

Skadden, Arps, Slate, Meagher & Flom llp

One Manhattan West

New York, NY 10001

________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com April 6, 2022

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Prenetics Global Limited
Unit 701-706, K11 Atelier King’s Road

728 King’s Road, Quarry Bay

Hong Kong

Re:	Prenetics Global Limited
Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as special United States counsel to Prenetics Global Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”) in connection with the Registration Statement (as defined below), relating to, among other things, the merger of Artisan Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Artisan”), with and into AAC Merger Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of the Company (“Artisan Merger Sub”), with Artisan Merger Sub continuing as the surviving entity (the “Initial Merger”), pursuant to the terms of the Business Combination Agreement, dated as of September 15, 2021 (as amended by an Amendment to Business Combination Agreement dated as of March 30, 2022 and as may be further amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Artisan, Artisan Merger Sub, PGL Merger Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of the Company, and Prenetics Group Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands.

Pursuant to Section 2.2(h)(iii) of the Business Combination Agreement, at the effective time of the Initial Merger (the “Initial Merger Effective Time”), each warrant issued by Artisan (the “Artisan Warrant”) to acquire one Class A ordinary share of Artisan, par value $0.0001 per share (the “Artisan Class A Ordinary Share”), outstanding immediately prior to the Initial Merger Effective Time, will cease to be a warrant with respect to Artisan Class A Ordinary Shares and be assumed by the Company and converted into a warrant (the “Company Warrant”) to purchase such number of Class A ordinary share of the Company, par value $0.0001 per share (the “Company Class A Ordinary Share”), equal to the Class A Exchange Ratio (as defined under the Business Combination Agreement).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations (the “Rules and Regulations”) under the Securities Act of 1933 (the “Securities Act”).

Prenetics Global Limited

April 6, 2022

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)               The Registration Statement on Form F-4 (File No. 333-260928) of the Company relating to (i) up to 131,212,910 Company Class A Ordinary Shares, and (ii) 11,311,390 Company Warrants (collectively, the “Securities”) to be issued as a result of the business combination described therein (the “Business Combination”), filed with the Securities and Exchange Commission (the “Commission”) on November 9, 2021 under the Securities Act and Pre-Effective Amendments No. 1 through No. 8 thereto (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(b)               the Business Combination Agreement;

(c)               the form of the Plan of Merger between Artisan Merger Sub and Artisan (the “Form Plan of Initial Merger”) attached as Exhibit F to the Business Combination Agreement;

(d)               the Warrant Agreement, dated May 13, 2021, by and between Artisan and Continental Stock Transfer & Trust Company (“CST”) (as subsequently assigned by Artisan to the Company by the Assignment, Assumption and Amendment Agreement, dated as of September 15, 2021, by and among Artisan, the Company, and CST (the “Assignment Agreement”)) (as assigned, the “Warrant Agreement”); and

(e)               a specimen Warrant Certificate (the “Warrant Certificate”) in the form of Exhibit 4.2 to the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the factual representations and warranties contained in the Transaction Documents.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York.

The Warrant Agreement, the Assignment Agreement and the Warrant Certificate are referred to herein collectively as the “Transaction Documents”.

Prenetics Global Limited

April 6, 2022

The opinion stated below assumes that all of the following (collectively, the “general conditions”) will have occurred prior to the issuance of the Company Warrants: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Securities Act; (ii) the Transaction Documents will have been duly authorized, executed and delivered by the Company and the other parties thereto; (iii) the transactions contemplated by the Business Combination Agreement to be consummated pursuant to the Business Combination Agreement prior to the issuance of the Company Warrants will have been consummated; (iv) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize, approve and permit the Initial Merger, and any and all consents, approvals and authorizations from applicable Cayman Islands and other governmental and regulatory authorities required to authorize and permit the Initial Merger will have been obtained; (v) the Board of Directors of the Company, including any duly authorized committee thereof, will have taken all necessary corporate action to approve the issuance and sale of the Securities and related matters and appropriate officers of the Company have taken all related action as directed by or under the direction of the Board of Directors of the Company; (vi) the plan of merger between Artisan Merger Sub and Artisan to be filed in connection with the Initial Merger (the “Plan of Initial Merger”) is in the same form as the Form Plan of Initial Merger, and will be duly filed with the applicable Cayman Islands governmental and regulatory authorities in accordance with the applicable laws of the Cayman Islands; and (vii) the terms of the Transaction Documents and the issuance of the Securities will have been duly established in conformity with the memorandum and articles of association of the Company so as not to violate any applicable law or the amended and restated memorandum and articles of association of the Company to be adopted at the Initial Merger (the “Company Articles”), or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when (i) the general conditions have been satisfied, (ii) the Artisan Warrants have ceased to be warrants with respect to the Artisan Class A Ordinary Shares at the Initial Merger Effective Time in accordance with the terms of the Business Combination Agreement; (iii) the Assignment Agreement has been duly authorized, executed and delivered by each party thereto; and (iv) the Warrant Certificates have been duly executed, delivered and countersigned in accordance with the provisions of the Warrant Agreement, the Company Warrants, when issued and distributed in accordance with the terms of the Warrant Agreement, the Business Combination Agreement and the Plan of Initial Merger, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a)               we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)               we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

Prenetics Global Limited

April 6, 2022

(c)               we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(d)               we call to your attention that irrespective of the agreement of the parties to the Warrant Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(e)               except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms; and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by CST of the Warrant Agreement and that the Warrant Agreement constitutes the valid and binding obligation of CST, enforceable against CST in accordance with its terms;

(f)                we have assumed that the choice of New York law to govern the Transaction Documents is a valid and legal provision; and

(g)               we call to your attention that the opinions stated herein are subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinion; and

(h)               to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality;

In addition, in rendering the foregoing opinions we have assumed that:

(a)               the Company (i) is, and as of September 15, 2021 was, duly incorporated and is validly existing and in good standing, (ii) has and as of September 15, 2021, had requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents;

(b)               the Company has, and as of September 15, 2021, had the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents;

(c)               each of the Transaction Documents has been duly authorized, executed and delivered by all requisite corporate action on the part of the Company;

Prenetics Global Limited

April 6, 2022

(d)               none of (i) the execution and delivery by the Company of the Transaction Documents, (ii) the performance by the Company of its obligations under each of the Transaction Documents or (iii) consummation of the Business Combination: (a) conflicts or will conflict with the Company Articles or any other comparable organizational document of the Company, (b) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject, (c) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (d) violates or will violate any law, rule or regulation to which the Company or its property is subject;

(e)               none of (i) the execution and delivery by the Company of the Transaction Documents, (ii) the enforceability of each of the Transaction Documents against the Company or (iii) consummation of the Business Combination, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP